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Exhibit 10.17

February 26, 2007

Matt Adams

Dear Matt:

        I am pleased to offer you a position with Omneon Video Networks, Inc. (the "Company") as Vice President, Business Development, reporting directly to the President and CEO. Your position with the Company pursuant to the terms and conditions of this letter will commence on March 19, 2007. This offer will expire on March 2, 2007.

        While employed at Omneon, you will receive a salary at the annualized rate of One Hundred Ninety Thousand Dollars ($190,000). Your salary will be paid periodically in accordance with normal Company payroll practices and be subject to the usual, required withholding.

        In addition to the base salary compensation, you will be eligible for an annual bonus of up to 15% of your base salary, which will be payable annually based upon a combination of financial performance and achievement of personal MBOs, as determined by the Compensation Committee of our Board of Directors.

        Should you accept this offer, we would like to extend to you a one time sign-on bonus of Five Thousand dollars ($5000), payable 30 days after your date of hire (subject to the usual, required withholding), to be repaid if you should terminate your employment prior to your first anniversary.

        Additionally, subject to approval by our Board of Directors, you will be granted a stock option to purchase 100,000 shares of Company common stock at an exercise price to be determined by the Board and will vest over a four year period.

        This offer is contingent upon the successful completion of your background check by a vendor of our choice and your completion of our Application for Employment.

        During your employment with the Company, you will be eligible to participate in the employee benefits plans currently and hereafter maintained by the Company of general applicability to others of the Company, including, without limitation; the Company's group medical, dental, vision, disability and life insurance plans. The Company reserves the right to cancel or change, at any time, the benefit plans and programs it offers to its employees.

        You should understand that your employment with the Company is "at-will", and may be terminated by you or the Company at any time and for any reason. This offer letter and the confidential information and/or inventions assignment agreement between you and the Company that you will be expected to execute upon commencement of your employment represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understanding concerning your employment relationship with the Company, whether written or oral.

        You agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company under this Agreement or otherwise or the termination of your service with the Company, including any breach of this Agreement, will be subject to binding arbitration. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you. You agree that any arbitration will be administered in Santa Clara, California by the American Arbitration Association and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.

        Please sign below to indicate your acceptance and agreement to the terms set forth in this offer letter and fax the signed offer letter to me at 408-716-3080. If you have any questions, don't hesitate to contact me, I am excited to welcome you to the Company, and I look forward to your participation in the Company's future success.

Sincerely,

Omneon Video Networks, Inc.

Joseph S. Kennedy
CEO

Accepted and agreed to this

26 day of Feb, 2007

/s/ Matt Adams Signature

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  Exhibit 10.17